UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 2, 2025

INTEGRAL AD SCIENCE HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-40557	83-0731995
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 E 49th Street, 20th Floor New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 646 278-4871

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	IAS	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 3, 2025, Integral Ad Science Holding Corp. (the “Company”) announced that its board of directors (the “Board”) appointed Alpana Wegner as the Company’s Chief Financial Officer, effective June 10, 2025 (the “Effective Date”).

Most recently, Ms. Wegner, age 53, served as the Chief Financial Officer of Secureworks Inc. (formerly Nasdaq: SCWX), a cybersecurity company, from June 2023 through February 2025. From April 2017 to May 2023, Ms. Wegner served in several positions at Benefitfocus, Inc. (formerly NASDAQ: BNFT), a cloud-based software solutions company, including as Executive Vice President, Chief Financial Officer from August 2020 to May 2023. Ms. Wegner also held senior positions at Blackbaud Inc. (Nasdaq: BLKB), a cloud computing provider, between April 2008 and January 2017. Ms. Wegner holds a B.S. in Accounting from Arizona State University.

In connection with Ms. Wegner’s appointment as Chief Financial Officer, Ms. Wegner and Integral Ad Science, Inc., a wholly-owned subsidiary of the Company, entered into an employment agreement (the “Employment Agreement”) setting forth the terms of her service as Chief Financial Officer, that will become effective as of the Effective Date. Pursuant to the terms of the Employment Agreement, Ms. Wegner will (i) receive an annual base salary of $500,000; (ii) be eligible for an annual bonus beginning in 2025 with a target opportunity of 100% of her base salary, based on achievement of individual and Company goals and objectives established by the Board; and (iii) be eligible to participate in the Company’s long-term incentive program with an annual equity grant with an aggregate target value equal to $3,000,000, calculated in the manner ordinarily used by the Company. Ms. Wegner will also receive a one-time equity award of restricted stock units with an aggregate value of $4,000,000 (the “Equity Grant”). The Equity Grant will vest over a 4-year period with 25% vesting on the first anniversary of the grant date, and the balance in 12 equal installments of 6.25% each quarter. In the event that a Change in Control (as defined in the Company’s 2021 Omnibus Incentive Plan) occurs within 12 months of Ms. Wegman’s start date, the first 25% of the Equity Grant scheduled to vest on the first anniversary of the grant date will become vested immediately upon such Change in Control. Ms. Wegman will also be eligible to participate in the Company’s employee benefit plans available to its employees, subject to the terms of those plans.

The Employment Agreement provides that upon a termination of Ms. Wegner’s employment by the Company without Cause or by Ms. Wegner for Good Reason (each, as defined in the Employment Agreement) not in connection with a Change in Control, subject to Ms. Wegner’s execution of a fully effective release of claims in favor of the Company and continued compliance with applicable restrictive covenants, Ms. Wegner will receive (i) base salary continuation payments; (ii) payment or reimbursement of a portion of continuation coverage premiums under the Company’s group health plans pursuant to COBRA, in each case of (i) and (ii), for 12 months following such termination date; and (iii) a pro-rated portion of any bonus that may have been awarded to Ms. Wegner during the fiscal year in which such termination occurs, to be paid at the sole discretion of the Board. The Employment Agreement contains customary confidentiality, non-competition, non-solicitation, and assignment of invention provisions.

The foregoing description of the Employment Agreement is not complete and is qualified by reference to the full text and terms of such document, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

There are no arrangements or understandings between Ms. Wegner and any other person pursuant to which Ms. Wegner was appointed as Chief Financial Officer. There are no family relationships between Ms. Wegner and any director or executive officer of the Company, and the Company is not aware of any transactions with Ms. Wegner that are reportable pursuant to Item 404(a) of Regulation S-K.

In connection with Ms. Wegner’s appointment as Chief Financial Officer of the Company, Jill Putman, who has been serving as the Company’s non-employee Interim Chief Financial Officer, will cease to serve in such position as of the Effective Date. Ms. Putman will continue to serve as an independent member of the Board.

7.01. Regulation FD Disclosure.

On June 3, 2025, the Company issued a press release with respect to Ms. Wegner’s appointment as Chief Financial Officer and such press release is attached hereto and furnished as Exhibit 99.1.

The information contained in this Item 7.01 and Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1	Employment Agreement by and between Integral Ad Science, Inc. and Alpana Wegner.

99.1	Press Release dated June 3, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2025

INTEGRAL AD SCIENCE HOLDING CORP.

By:	/s/ Lisa Utzschneider
Name:	Lisa Utzschneider
Title:	Chief Executive Officer (Principal Executive Officer)